Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-191389 on Form S-1 of our report dated September 25, 2013 (November 25, 2013 as to the retrospective presentation of discontinued operations disclosed in Note 18 and subsequent events disclosed in Note 19), relating to the consolidated financial statements and financial statement schedules of Southeastern Grocers, LLC and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes explanatory paragraphs referring to the Company’s reorganization and subsequent emergence from Bankruptcy under Chapter 11 as well as retrospective adjustments for discontinued operations) appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Jacksonville, FL

November 25, 2013